FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 1



                                  FOAMEX, INC.

                                November 11, 2003
                                  9:00 a.m. CST



Coordinator         Hello  and  welcome  to the  Foamex  Third  Quarter  Analyst
                    conference   call.   At  the  request  of  Foamex,   today's
                    conference call is being recorded. You may disconnect at this time if you have any objections.

                    Now, I would like to introduce today's moderator, Mr. Greg Christian, General Counsel for Foamex. Sir, you may begin.

G. Christian        Good morning, ladies and gentlemen and welcome to the Foamex
                    International  Third Quarter 2003 Results  conference  call.
                    I'm   Greg    Christian,    General   Counsel   of   Foamex,
                    International.

                    If you haven't seen our earnings release, please contact Kathy Stacy at 610-859-3168, and she'll fax you or e-mail you a copy immediately. The release is also posted on the Foamex International Web site at www.foamex.com.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 2

                    Before we begin, let me read the following statement pertaining to the Private Securities Litigation Reform Act of 1995. During the course of this conference call the company may make forward-looking statements concerning Foamex's operations and financial performance, including among other things, statements related to sales, earnings, new product introductions and cost reduction programs. These statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the company's actual results to vary materially from the results anticipated. Additional information concerning factors that could cause such a difference can be found in the company's report on Form 10-K and its other reports filed with the Securities & Exchange Commission.

                    With that, I would like to turn the call over to Tom Chorman, President and Chief Executive Officer of Foamex.

T. Chorman          Thank you,  Greg.  Good morning and thank you for joining us on this call. In addition to Greg, with me on the call today is Doug Ralph, our Chief Financial Officer; and George
                    Karpinski, our Treasurer.


                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 3


                    Let me start by saying that while we continue to operate in a challenging environment, we are confident that we have strengthened and stabilized our business operations. The third quarter marked another period of steady gross margin, as well as reduced SG&A expense, which reflects the result of our profit restoration plan initiated in the fourth quarter of 2002. These points, coupled with the new loan facilities we secured in August, give Foamex increased financial flexibility and allows us to concentrate more on the strategic issues and opportunities that are important to the company.

                    I would like to briefly highlight some of the factors that contributed to our results and discuss the reasons why I am optimistic that Foamex has turned the corner, and that with continued hard work, our efforts will lead to improved profitability and sales growth in the future.

                    Overall, I think we had a strong, solid quarter. While we still have some hurdles to get over, we must return all of our businesses to profitability and grow our sales. We had good performance in foam products, which really carried the quarter for us, and as you know, has been the company's foundation over the years. Our consumer product sales, in particular,


                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 4


                    continue to show strength. We are working to bring promising new products to the marketplace over the next few quarters.

                    We have seen a dramatic turnaround in the last six months performance in carpet cushion compared to the same period in 2002, as the losses in this business have all but been eliminated. The next step is to return this business to profitability in the near term, as most of our operational changes have been implemented.

                    The technical products group saw a sequential decline in sales this quarter, largely due to the impact of lower sales of inkjet foams, due to a number of inventory issues in the supply chain for this product. Over time, we expect a return to more normal inventory levels. Foamex continues to be the global leader in producing foams for inkjet cartridge applications, and demand for these products remains very strong.

                    In the automotive group, overall industry sales were off, and the de-sourcing of the lamination business began to show its impact in the third quarter. We are working very aggressively to expand our customer and product base in the automotive sector. It is important to note, however, that lead times are relatively long in the auto industry. For example, we


                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 5


                    are currently bidding on opportunities for the 2005 model year and beyond.

                    It has been one year since I became president and CEO of Foamex, and I'd like to take a minute to look back at our efforts and accomplishments over the past 12 months.

                    We began by implementing a series of tough, but necessary pricing actions. We initiated a strict cost savings plan and streamlined our operations. We closed five plants, reduced senior management by one-third, and are tracking improved operating performance every day. These efforts are reflected in our gross margins, which have grown from 9% in Q3 '02 to almost 12% in the current year.

                    In addition to our improved operational efficiencies, our focus on safety and quality has made a significant contribution to our gross margin improvement. Additionally, we have reduced SG&A by 14% year to date, with reductions occurring in every quarter. However, this is not enough. We are working to return to our historical levels of profitability and grow our top line, as well. While we have a way to go, I believe we have made


                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 6


                    good progress. Together, our hard work and ... employees has helped to turnaround the business.

                    By making the necessary changes to the business at a fundamental level, we have taken the first step. Our next step will be build off that base. Our top line revenue numbers have been helped significantly by our pricing actions, but we have forfeited unit volume across all of our businesses due to these pricing decisions. Now, we must focus on restoring that volume at profitable pricing. We intend to do this in three ways. By actively pursuing profitable new business in retail systems where we presently don't compete; leveraging our technical capabilities to develop and market appealing new products; and expanding our international presence to best position the company in a global supply chain for our products.

                    Our recovery efforts to date have had positive effects on the business. While I recognize that we have a lot of work ahead of us, I am confident that we have stabilized our business, solidified our role in the industry, and that we are operating from a platform that will sustain and foster future growth.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 7


                    With that, I will now turn the call over to Doug, who will go over the financials in detail and then we will open the call up for your questions.

D. Ralph Thanks, Tom. I will now review our third quarter and year-to-date financial results in more detail. There are two overall conclusions that I believe you can take from these results. First, as Tom stated, we have taken the necessary actions to stabilize the financial position of the company. The refinancing that we completed in August was obviously a big part of this. We also now have a second consecutive quarter at the run rate needed to remain above the fixed charge coverage ratio in our new bank agreement. In fact, we had a $5 million excess above the minimum fixed charge ratio this quarter, which we'll carry forward into future periods.

                    This stabilization of the company's financial position has had the added benefit of improving our position with many of our major customers and suppliers, based on the positive responses Tom and I have had in various meetings since the refinancing.

                    The second point is that we still have a lot of work to do to get the company's profits back to the levels earned before the major increase in

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 8


                    our chemical costs that began in the third quarter last year. Our earnings were fairly consistent in the 3.5 years prior to last year's third quarter, at a level that's about 40% higher than today, and there's no reason why we shouldn't get the business back to that level.

                    We also have revenue trends in several of our businesses that we need to reverse as part of this effort. While the full recovery will take a little more time to materialize, we are putting the right plans and organizational focus in place to be able to improve both our top line and bottom line results in 2004.

                    Now, on to the numbers. Our third quarter sales were down 6% overall, at $321.5 million. Year-to-date sales, through nine months, are off 2% at $983.6 million. In general, our revenue has benefited from price increases implemented to recover higher chemical costs, while year-to-date volume is down in all businesses. The issues impacting our top line revenue are different for each of the businesses, as I will comment on shortly.

                    Gross profit for the quarter was $37.5 million, which equates to an 11.7% gross margin. As you'll recall, we delivered a 12.0% gross margin last quarter, so this is essentially flat performance.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                         Page 9


                    Continuing down the income statements, SG&A expenses of $19.3 million in the quarter were 35% below the year ago period, which included the fees associated with two terminated deals. Those were the Symphonex IPO of our technical products in Foamex Asia businesses, and the sale of our carpet cushion business. Year to date our SG&A expense is down 14% and has now declined for four consecutive quarters. The biggest improvements have been in people costs, and we still have some opportunities in other third-party cost areas.

                    Income from operations in the quarter was $18.6 million, compared to only $4.7 million in the year ago period. Interest and debt issuance expense for the quarter was $31.5 million. This includes $12.9 million from the write-off of debt issuance costs as a result of our August refinancing. Excluding this, interest expense in the quarter was $18.6 million, or $3.4 million above the same quarter last year. This is primarily due to a higher effective interest rate, since there was a $2.1 million benefit from an interest rate hedge in last year's third quarter, as well as a slightly higher average debt level. For the full year we expect cash interest expense of around $71 million.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 10


                    Overall for the quarter Foamex recorded a net loss of $11.1 million or $0.45 per share versus a net loss of $7.2 million, or $0.30 a share in the third quarter of last year. The biggest driver of this quarter's loss is the write-off of debt issuance costs, which is something we communicated in our second quarter call. For the nine months to date we have a net loss of $16.5 million, or $0.67 per share.

                    Let me now turn to the performance of our business segments. We had a strong quarter of results on the foam products business. Net sales were up 13% over last year to $137.1 million, which is our highest quarter on this business in four years. This largely reflects price increases that we have achieved over the past year, in response to higher chemical costs. In addition, volume was also strong in the quarter, particularly on technology containing specialty foams like viscoelastic, which continue to grow as a percentage of our total line.

                    Income from operations increased to $10.6 million from only $1.1 million in the year ago period. This, more than anything, demonstrates the progress we have made over the past year in offsetting higher chemical costs with pricing actions and cost savings, since foam products is the business unit that is by far the most impacted by chemical usage.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 11


                    Our operating margin of 7.7% in the third quarter was up another two percentage points from the prior quarter, and has recovered from below one percent in the third quarter last year. In the two recent quarters our performance has primarily been driven by manufacturing cost savings, as plant labor and overhead costs are about three margin points better over this period. Year to date, foam product sales are up 6% at $378.4 million, with operating income down 13% at $20.1 million.

                    On automotive, third quarter sales were down 17% versus last year, to $99.2 million, and are off by a similar percentage compared to our second quarter. Overall, industry production was down about 12% quarter over quarter, including an extended shutdown in July. However, we also experienced additional de-sourcing of lamination volume, in line with what we previously disclosed in our 2002 10-K. We expect the full impact of the de-sourcing to be reflected in the fourth quarter and then the top line should resume growing again from there. Keep in mind that the sales we are losing in lamination largely reflect a pass-through of the fabric costs. Nonetheless, this is still a very important business to us, and one where we remain the clear global performance leader.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 12


                    Income from operations on automotive was $5.3 million, up 13% versus year ago, due primarily to lower overhead costs and improved operating efficiencies. For the first nine months of 2003 automotive sales are down 3% at $339.5 million, with operating income down 11% to $19.3 million.

                    Carpet cushion net sales were down 11% to $54.1 million, driven by lower volume. As we have commented in the past, the majority of the decline reflects plant closures over the past year, with the balance due to a strategic refocusing of this business for improved profitability, which has resulted in some lost customers as a result of higher required pricing.

                    Overall, our loss from operations was $200,000 compared to a loss of $4.7 million in the year ago period. The last two quarters have shown considerable progress in addressing the significant past losses on this business, but we are still not in the black yet, overall. Nonetheless, we are encouraged that a majority of our carpet cushion plants are now operating at an acceptable level of profitability, and we shortly expect the benefit from the actions we've taken across the total business to be evident on the bottom line. Year-to-date carpet cushion sales are down 10% to $157.4 million, and our operating loss is $3.6 million.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 13


                    Lastly, technical product sales for the quarter were down 15% to $25.8 million. This was primarily due to various inventory impacts in our inkjet business, as Tom discussed earlier. Suffice it to say, that the market sales of this product remain strong and we have not lost any share of volume with our customers, so we expect this to be a temporary effect.

                    Third quarter operating income was up 107% to $5 million. This was primarily due to costs related to the terminated Symphonex initiative that are in the year ago period. For the nine months to date, technical product sales are ... 6% at $88.8 million, with a 29% increase in operating income.

                    That summarizes our sales and earnings results for the period. I would now like to make a few comments about some of our financial measures.

                    Our availability, or unused revolver capacity, at the end of the third quarter was $59 million versus $29 million at the end of June, which reflects the impact of our refinancing. There are a number of things that impact our availability at any given point in time, including the borrowing base calculation in the new bank agreement. The ending third quarter position was about the highest our availability has been since the refinancing, and preceded a major interest payment on our 10.75% senior


                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 14

                    secured note that was paid on October 1st. So we don't expect to be at this high of a level continuously.

                    Total debt less cash at the end of September was $730.8 million. Our capital spending through nine months is $4.7 million, and we expect to be around $7.5 million for the full year.

                    The very last thing I want to comment on is our guidance for the fourth quarter. We expect sales to be down approximately 8% to 10% versus year ago, due to many of the same factors influencing the third quarter. Overall operating income should be roughly in line with what we achieved this quarter, which would keep us at the run rate needed to exceed our fixed charge coverage test.

                    With that, Tom and I would now like to open up the phone line for any questions.

Coordinator         Our  first  question  comes  from  Marti  Murray  of  Murray
                    Capital. You may ask your question.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 15


M. Murray           Hi, good  morning.  Have you guys gone through your business planning process for '04 yet?

                    M Marti, we're right in the middle of that. By the end of the calendar year we'll have that completed.

M. Murray           What kind of trends  are you  seeing in TDI and what are you assuming for next year?

T. Chorman          Marti,  we've not given any  forecast  out on that.  Current trends have been very steady for our material prices. We looked at where we are with oil and natural gas, and we've seen, over the last year oil creep from $25 up to $30 a barrel and natural gas has inched downward, it's currently at about $4.69 a million BTUs, and that's been trending down. So there have been up and downs, but relatively steady over the past number of months. At this point I would expect that trend to go forward.

M. Murray           To go lower?

T. Chorman          No, to be steady. Steady or stable.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 16



M. Murray           On your cap ex, Doug, I think you mentioned a number for the full year, what your expectation was. Could you just repeat that? I didn't catch it.

D. Ralph            Yes, it was $7.5 million.

M. Murray           For the full year?

D. Ralph            Yes.

M. Murray           Would your '04 number be similar?

D. Ralph The '04 number was higher than that. Oh, '04, I'm sorry, I thought you were talking '02. No, the '04 number I think will be somewhat higher than that. Again, as part of our budget planning process we're going through projects from each of the business units and we'll prioritize the projects and determine the overall level of spending as a result of that process.

T. Chorman          Marti, part of our cap ex approach is a disciplined approach
                    we're  taking.   We're  focusing  on  spending  on  anything
                    involving safety, maintenance and running a portfolio of the highest rate of return projects. So that's

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 17


                    very...and it's very manageable as we go forward throughout the year. So, it's all going to be dependent, we'll have a limit that we're going to set ourselves to of course comply to all covenants and exceed them. Then to meet the hurdles of the highest rate of return projects first and those that pay back the quickest, are the ones we're focusing on.

M. Murray           In your comments you mentioned  that you felt confident that you'd stabilized the business operationally, which was now going to allow you the opportunity to focus on some strategic issues. Can you expand a little bit about what you're referring to? Are you talking about doing something with your balance sheet or are you talking about overseas expansion? Where are your priorities set for the next 12 months?

T. Chorman          My  priorities  are  basically  going  to be to grow the top line. I indicated that there are three things that I'm going to  focus  on.  It's  growing  back  the  volume  base  in a profitable  way. We took pricing,  it was mandatory  pricing that we had to take,  and it was  strategic  to the comps to goal  we had  achieved.  But  I'm  looking  at  growing  the business  in new  retail  areas,  where we  currently  don't compete, come up with a new product line. We've seen already
                    in  our  CPG  business,   which  is  our  consumer  products
                    business, a rejuvenation, there are a number of new products that are going

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 18



                    to be coming out over the next few quarters. So we're expecting to move more in that direction strategically, which is more into the consumer products arena.

                    Also, we're leveraging our technical capabilities. We've reorganized our technical products group, created a technical solutions group within that that is coming out with new products. We go to customers, we listen to what they have to say, and we're designing new products under a very short launch period cycle, to get them into consumers' hands.

                    Then finally, it's to expand our international presence, and that involves strategic global expansion, where we have potential customers lined up as we move into those areas.

                    So the focus area, since we've gotten the blocking and tackling fixed, at least to a stabilized situation, is now a focus on growing the top line, which will enable us to earn a significant amount of money, given that you have a profitable manufacturing system behind it.

M. Murray           So you can grow into the balance sheet at this point?

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 19


T. Chorman          In terms of  flexibility  with the  balance  sheet,  I think we've got the flexibility that we need to grow. We're growing in a very prudent manner. So I think based on our current projections and what we're trying to do in the arena of growing the top line, we've got the flexibility in our current balance sheet to do that.

M. Murray           What is your availability now on the revolver?

D. Ralph            That's something that we don't disclose.

T. Chorman          As of the end of the quarter, I think Doug said it was what,
                    $59 million.

D. Ralph            It was $59 million at the end of the quarter.

M. Murray           Is a  reasonable  assumption  to just take the  October  1st coupon out of that, and that's about your availability?

D. Ralph            I can't comment on that, Marti.

M. Murray           Okay, thanks guys.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 20


Coordinator         Lance  Vintanza  of  Concordia  Advisors,  you may ask  your question.

L. Vintanza         Thanks, just a couple of quick questions. The $59 million of revolver availability, does that give effect to letters of credit that are outstanding and what are those amounts?

T. Chorman          It does  give  effect  to the  letters  of  credit,  and the amounts aren't something that we disclose, Lance.

L. Vintanza         I thought that the last call you had  mentioned  that it was about $20 million or so, or was that in your Q?

T. Chorman          Yes, it's around $20 million, $20.9 million.

L. Vintanza         Thanks. Then just to confirm,  for Q4, I think you mentioned that you expect sales to be down 8% to 10%, but that operating income will be in line with what you achieve this quarter. Was that right?

M                   That's correct.

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                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 21


L. Vintanza         Then lastly,  on the technical  products  side,  when do you expect the supply chain issues there to be hammered out? I mean you mentioned that you expect that to be back and that this quarter was an anomaly. Should we expect then that you'll be back up to where you were in the fourth quarter or is that something that happens some time next year?

T. Chorman          I'm not concerned  with the TBG; I think that was a one-time anomaly, in terms of the one-time adjustment. We have not given the forecast by category, but I'm not concerned with the go forward on that, because I understand the full one-time effect of what happened in the supply chain.

L. Vintanza         Thanks.

Coordinator         Adam Scotch of Kramer Rosenthal, you may ask your question.

A. Scotch           In terms of the EBITDA that you generated this quarter,  I'm just trying to figure that out. It looks like the D&A was about $6 million, so does the $24 million number sound about right?

T. Chorman          We can't give an EBITDA number out,  because it's a non-GAAP number, so therefore we do not publish what the EBITDA numbers are or comment

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                                                         Moderator: Tom Chorman
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                                                                        Page 22



                    on that. You know the calculations; you do the math; that's how you can approximate an EBITDA.

A. Scotch           I guess that being said and the given the guidance  that you gave out for the fourth quarter and given what -- I know you haven't given full year guidance beyond you saying that you originally expected to achieve what you had to achieve under the old EBITDA covenant, so if I kind of take your guidance for the fourth quarter and I kind of add it all up, would you say that you're still on track to achieve that goal, or if things slipped a little bit and sort of where you think you are vis-a-vis that original goal.

D. Ralph I think the way to think about our guidance consistently, Adam, has been in the context of our bank agreements. We had a previous bank agreement and now we have a new bank agreement and we continue to manage the business at a level that's above the commitments that we've made under those bank agreements.

A. Scotch           What  was the  fixed  charge  or how  does  one  track  your performance versus the fixed charge minimums that you have to achieve? For example, this quarter you said you had a $4 million or $5 million excess.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
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D. Ralph            Yes, we had a $5 million excess, the fixed charge formula is actually specific to the agreement. But in terms of a coverage of our fixed cost, we were at a 1.28 times ratio in the third quarter.

A. Scotch           What is that?  In other words,  how do I figure out what the base number is, I mean the $5 million excess is over what number, what's the formula for that?

D. Ralph The agreement is filed, Adam, but essentially it's going to be our interest and principal costs and capital spending costs and other cash charges.

A. Scotch           I assume that excludes one-time items.

D. Ralph            There are some exclusions to the formula, yes.

A. Scotch           Thanks a lot.

Coordinator         Howard Goldberg of Morgan Joseph, you may ask your question.

H. Goldberg         Thank you. Good morning,  Tom and Doug.  Please discuss what happened in inkjet foam's pipeline, how the supply chain got so heavy.

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                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 24

T.  Chorman         Okay,  just a couple of comments on that. As I said, what we experienced in the third quarter was a one-time  adjustment.
                    I think what happened over the first half of the year, there was a build at the OEMs, as a result of our appreciating financial condition. I think they went and ... in terms of build inventory, from a protection standpoint. I think, following our refinancing there was a lot more confidence in the marketplace and I think that's relaxed a bit.

                    Second of all, there was a supply chain realignment at the OEM level and as they're constantly adjusting their supply line, it has impacted the throughput of our sales. At that period, we had pretty good visibility into the numbers, we understand what's happening, and again, it's not an area that I'm very well concerned about at this point.

H.  Goldberg        A couple  more,  if I may.  I was  hoping  you could tell us whether your auto segment would have -- how the sales would have been exclusive of the laminates business, which we're familiar with.

T. Chorman          We don't  give  that  type of  detail,  Howard,  in terms of dissecting the business. I've got competitors on the line and I'm just going to be a little bit guarded in terms of answering that question.


                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 25

                    We did see a reduction in the lamination, as we indicated in our 2002 10-K that we filed. The logic there is that we do, predominantly the majority, most of the lamination business. In the industry, as it becomes more competitive, customers like to have second suppliers. It's as expected, is the comment I can make, in terms of what we had laid out, it's pretty much happening as expected. So, you can deduce what you like from that.

H. Goldberg         Can you comment at all on the joint venture operations,  how they're performing and what your timetable might be in...?

T. Chorman          The only joint venture that we have today is our Asian joint venture, and that business is performing very well, it's performing within expectations.

H. Goldberg         Thanks.

Coordinator         Jeffery Lee of Owl Creek Asset Management,  you may ask your question.

J. Lee              Hi, my question has been answered. Thanks.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 26

Coordinator         John Hale of Veeran,  you may ask your  question.  John Hale your line is open.

                    Devlin Landers of Morgan Joseph, you may ask your question.

D. Landers          Hi.  Just  looking at gross  margin,  assuming  that  you've achieved all of the price increases that you're going to get at this point, what do you need to do or what else can you do to get the gross margin back to historical levels?

T. Chorman          Part of the gross margin exercise, Devlin, is two-part. It's continued improvement within our manufacturing facilities in terms of yield and throughput. The second is the volume impact of the fixed overhead absorption facilities. The approach I'm taking is going after a higher mix of products, more profitable products. As I mentioned, consumer products specifically, will tend to give us a higher GP and also participate in the absorption of fixed costs. So I think our plan to go forward strategically into higher value-added products, will result in a...GP.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
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D. Landers          So once you introduce a new product, a new consumer product, how long do you think it's going to take before you can get the revenue up to a substantial amount to really help the volume?

T. Chorman          That's  kind  of an  open-ended  question,  because  it  all depends on the new product per se, the channel distribution and the reception by consumers. Traditionally, I've got experience with Procter & Gamble, as well as Doug, you could look at the number of new products that have come out over the years, and some of them ramp up directly and others take many years. Some of the most successful ones have taken many years to ramp up. The point is, that we're focusing on an array of new products, in which we will launch one, and when we've got it on a successful track, we're going to initiate another one.

                    So this is a strategic direction the company is launching into and it's not going to be dependent on one product, we'll have a number of products over the years that we're going to continue to introduce as we go forward. So, it takes some patience in terms of launching it and getting it through the channel, getting consumer reception of that and then the continued selling of it.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 28


                    So the point is, we're focusing on it, we had to be successful in that area. We brought in some very good talent to exploit that area, and we'll continue to drive that as a major objective of the company. So based on our past successes, we will be successful, just give us some time to penetrate the market.

D. Landers          Can you give us an update on any of the new  products in the technical products group that you talked about previously?

T. Chorman          We have a number of new products;  again, if things have not been publicly launched, we will make press announcements at the appropriate time when they are launched, and for competitive reasons we've got an array of things that are in various stages in the pipeline. But technical products and CPG are the two focus areas in this company where I think we have the best opportunity for value creation.

D. Landers          Thank you.

Coordinator         Mike Whartel of Deutsche Bank, you may ask your question.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 29

M. Whartel          Hi  guys,  just a  couple  of  quick  questions.  On  carpet cushion, can you guys just talk a little bit about what you're going to be doing there, to try to either increase the top line or get cash flow back to a level that you think is acceptable.

T. Chorman          Well as of right  now,  from a static  point of view,  we're getting to that level.  We've  returned  that  business to a point,  three of the  last  six  months  we've  made  target
                    profits  in  that   business.   We've  closed  a  number  of
                    facilities,  and there's  always a  disruption  as you close facilities.  Most of the  facilities  we did  close  were in carpet cushion, and the impact of implementing those changes
                    and   transitioning   volumes  is  always  costly  and  it's
                    disruptive. Those steps are behind us and we're at a level now where we feel we're making the appropriate profit level in carpet cushion.

                    You're right, we need to grow that volume, and we're looking at new products to be launched in that as well. So again, it's something that, it's taken about a year to complete, but there's been a dramatic turnaround, if you look at the results, quarter-to-quarter and month-to-month versus year ago, that business has turned and you've got a lot of the results coming forward, to see the improvement.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
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M. Whartel          So should we start to see continued improvement in cash flow in the fourth quarter and into next year?

T. Chorman          In what, carpet cushion?

M. Whartel          Yes.

T. Chorman          Yes, indeed. You've seen it, just look at the last-- it went from....

M. Whartel          No, no I agree.  I'm just saying,  should we continue to see an up tick from the third quarter into the fourth quarter?

T. Chorman          Yes.

M. Whartel          Additionally on auto,  obviously there's a fairly large lead time, as you've said, should we assume that you're going to see kind of we should be looking at top lines like we're seeing in the third quarter into next year? Should next year still be pretty weak, considering the shift in the laminate business, or are there opportunities that you guys are working on now that you'd be able to fortify that top line in '04?

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 31


D. Ralph I think we're going to see, Mike, down results in the fourth quarter, as I mentioned, as we saw in the third and then begin rebuilding the top line from there.

M. Whartel          I guess  because the comment you had made earlier was you're bidding on '05 platforms. So, I'm just curious, if you did win those you don't really see those sales until when?

T. Chorman          Towards  the third  quarter  of next year.  Typically,  your model year starts up right after the July shutdown. They retool and then they begin up. So as Doug indicated, we expect the full impact that the sourcing will be impacted in the fourth quarter, which is next quarter. Then there will be a very slow build until we begin to get the new model year volume in.

D. Ralph The pipeline is not there right now, there are some seeds that were planted a while ago that ought to bear out in 2004 as well.

M. Whartel          Okay,  so we  should  see kind of the full  impact  and then going into the first quarter of next year you should start to see gradual build towards the end of next year, much better build.

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                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 32



T. Chorman          Yes, the second half of the year will be the biggest  impact of that. But you'll see a small improvement in the first half and then the programs, like we said, that take place starting in July, mid-July.

M. Whartel          Just a couple of housekeeping  questions.  Can you just give me accounts receivable, accounts payable and inventory at the end of the quarter?

D. Ralph Okay, accounts receivable at the end of the quarter was $196.1 million, I'm sorry inventory was $100.8 million and accounts payable was $110.2 million.

M. Whartel          What was  actually  drawn on the  revolver at the end of the quarter?

Coordinator         Blaze  Agreer  of  Investors  Capital,   you  may  ask  your
                    question.

T. Chorman          Hold on, we're still looking up the number.

D. Ralph            It was about $83 million, Mike. Hopefully, Mike heard that.

T. Chorman          Next question, operator.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 33


Coordinator         Blaze  Agreer  of  Investors  Capital,   you  may  ask  your
                    question.

B. Agreer           Hi, good morning, a two-part question regarding the debt. In reading your finance agreement, it seems that you were able to, in theory, buy up to about $10 million worth of bonds.
                    Did you look at that in terms of reducing your debt at all or did any of that happen, can you disclose that?

T. Chorman          We've not done anything currently with that, Blaze.

B. Agreer           Okay.  The second part was you had interest down $400,000 in the quarter; do you expect that you'll get a similar, if not better number in the next quarter?

T. Chorman          I'd expect  fourth  quarter  interest to be similar to third quarter, yes.

B. Agreer           Thank you very much.

Coordinator         Cal Smith of Jefferies & Company, you may ask your question.

C. Smith            Thank you, my questions have been answered.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 34


Coordinator         Brett  Young  of RBC  Capital  Markets,  you  may  ask  your question.

B. Young Do you guys see any opportunities to reduce working capital going into the end of the year?

T. Chorman          I think we're constantly focused on working capital. There's nothing specific that I'd highlight on the call here, but it's a constant focus of the company, as you can imagine, given our position.

B. Young What type of opportunities do you have in '04 to raise pricing on current contracts?

T. Chorman          Again, as contracts  expire,  we bring them in line with the opportunities that are out there. We're constantly looking at evaluation product line by product line, at any point in time, if there's any SKU that's an anomaly, that was created just through inherent systems or as we discover things, we do take new pricing. We've not shied away from taking any pricing, because we're not going to sell a product at a loss. We're in business to make money and we're very forthright at pursuing pricing initiatives, including new contracts or opening of contracts that allow pricing. So yes


                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 35

                    we continue to be aggressive at seeking pricing and we'll continue to monitor that in the future.

B. Young Any further cost cutting opportunities that are available for you in '04?

T. Chorman          I think we've completed the announced restructurings that we endeavored  to  pursue,  and  again,  I don't  mean to use a
                    cliche,   but  we  do  look  at  that   constantly   and  as
                    opportunities  arise and as the nature of business  changes, we look at short-term trends that become  longer-term or are
                    projected  to  be  longer-term,   we  take  the  appropriate
                    actions.  We are very  aggressively  managing  the  company;
                    we're very tight on both cap ex and on expense spending. So it's never something that you complete, it's you continually evaluate and make the appropriate decisions at that time.

B. Young            Great. Thanks.

Coordinator         Bill Dixon of Riverview Capital, you may ask your question.

B. Dixon Hi. Earlier you mentioned that some of your customers in technical products got nervous and may have built up inventory earlier this year. I was wondering what the risk is that they continue to be nervous at your

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 36


                    financial condition and that they are able to find another supplier that could build these products with any kind of volume.

T. Chorman          A couple of responses, one is in terms of there are very few products in the foam arena that can be inventoried, in terms of the voluminous nature of foam. You can't store very much of it because it's very voluminous, it takes up a lot of space, in terms of the perceived value. If you look at CPG and specifically in that area, it was a strategy when you were single sourcing an entire industry that people were cautious.

                    In terms of where we've gone since, we've met with all of our customers, I continue to meet with our customers and they feel a great degree of comfort in terms of what we were doing. The refinancing itself was rightly seen as a major stabilization of our company. As a result of that, customers were very much appeased and confident in our future. So we keep a very close relationship with our customers, we share any financial issues with them, including the refinancing, and it was received exceptionally well. So I could say with confidence that I think we've passed that issue.

B. Dixon            Is there anybody else that could make those products?

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 37


T. Chorman          Very few people.  It's making  them,  it's the  distribution network  that we have and it's the  consistency  of quality.
                    One of the reasons that we're simple sourced in many of these areas is because of the very technical nature and the proprietary intellectual property that we have on a number of our products. So there are certain products that nobody can make, and of course there are others that are more of a commodity that other people can make. It's like, in every company you have your crown jewels and you protect those crown jewels.

B. Dixon            Thank you.

Coordinator         Marti Murray of Murray Capital, you may ask your question.


M. Murray           Hi, one  follow-up.  Can you confirm  what your  contractual debt amortization requirements are? My notes have that the term loan amortizes $7.2 million a year, is that right?

D. Ralph            Right, about $1.8 a quarter.

M. Murray           Is that your only contractual amortization?

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 38


D. Ralph            Yes.

M. Murray           ... reduction targets for next year?

T. Chorman          We're in the  process  of  doing  that,  Marti,  but you can expect that when the company returns to its historical level of profitability, that the debt reduction would be more in line with where it was historically. You know what our fixed charges are; any cash generation in addition to fixed charge coverages and working capital growth, would be used to pay down debt. Our target is to reduce debt, very clearly. We're going to continue to focus on bringing down debt.

M. Murray           Do you think that you will be able to do that next year?

T. Chorman          I hope so. I don't like it to go in the direction it went in and we're  putting in every  effort we can to bring it down.
                    The other thing is to get our operating performance up, so that your multiple of cost of debt to EBITDA improves over time.

Coordinator         John Hale of Veeran, you may ask your question.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 39

J. Hale Good morning guys. Once JCI has de-sourced there business, which customers or which platforms will you guys have the most exposure to, on the automotive side?

T. Chorman          I'm not sure what the question is about.  JCI, we announced, anything that we announced pertaining to the customer and the 10-K did not de-source their business, there's a piece of the business that was reallocated and redistributed within the marketplace. I'm not quite sure what your question is, John.

J. Hale JCI is moving some business away from you guys, is JCI your only automotive customer?

T. Chorman          No, no, we still have many, many customers.

J. Hale Which of your customer's platforms do you guys supply foam to, I guess, is the question, excluding JCI?

T. Chorman          I'll give more  generically  in terms of what we supply foam to in the automotive industry. There are a number of tier one suppliers and there are also quite a few of the suppliers that do supply into the automotive

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 40


                    area. We sell to many, many customers. We have an array of customers; there are about 24 or 25 applications of foam in an automobile. Anywhere from filtrate to the interiors, to energy absorption, seat trim, laminated fabric and sell in all of those areas. So we have an array of customers in addition to JCI.

J. Hale What percentage of your auto revenues reflect the pass through costs, would you estimate?

T. Chorman          Compared to the cost of what, I'm sorry?

J. Hale             Do your revenues reflect your pass through costs?

T. Chorman          Yes, they do.

J. Hale             What percentage of your revenues?

T. Chorman          We haven't given that type of detail out, John.  Again, it's very competitive and sensitive.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 41


J. Hale One last question, then. Doug, you mentioned that the third quarter did partially reflect the JCI lost business and the fourth quarter would have the full impact. How many months of the third quarter would you say were impacted, so that we can get a sense of what the fourth quarter may look like?

D. Ralph            I don't think I want to get into that kind of detail,  John.
                    But I think, as I mentioned, you're going to see fourth quarter sales in auto that are going to be a further notch down, and then we believe that we'll rebuild the top line from there.

J. Hale             Thanks, guys.

Coordinator         Lance  Vintanza  of  Concordia  Advisors,  you may ask  your question.

L. Vintanza         Hi, just a quick follow-up. You had some amortization of the term  loan  in the  quarter  or is  the  balance  still  $50 million?

T. Chorman          We just completed the loan in August,  so that doesn't begin until next quarter.

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
                                                                        Page 42


D. Ralph            There has been one principal payment thus far.

L. Vintanza         There has been one thus far?

D. Ralph            Yes.

L. Vintanza         Thanks.

Coordinator         Adam Scotch of Kramer Rosenthal, you may ask your question.

A. Scotch           Just one follow-up,  on the cash  generation in the quarter, is it fair to say that cash generation was about neutral or what was the working capital use or source in the quarter, if you kind of add it all up?

D. Ralph Well, if you add it all up, I think working capital was pretty flat.

A. Scotch           If I kind of back  out,  I think  you said cap ex was just a hair over a million and if I back that out, the interest and so on and so forth, I get probably about overall neutral cash flow for the quarter. Is that about right?

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
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D. Ralph            Yes. I think  you'll see our Q that's filed that will have a slightly positive increase in cash for the quarter.

A. Scotch           Thank you.

Coordinator         Tim Nesari of Community Capital, you ask your question.

T. Nesari           With  respect to the overall  capacity  of TDI and  Polyall, with respect to your raw material supplier in that industry, over the next couple of years, two to three years, are there planned capacity coming online, new plans? Or, in addition have there been, since the price of TDI and Polyall have been higher here, have more plants come online just over the last few months here? If you could just go over that.

T. Chorman          Tim, I think what's  happened is you have to look at this in a global basis, because there are some issues with some of our suppliers, where there were shortages in Europe and the Far East that have created stress in demand from domestic plants. So as our suppliers have gotten their plants back on stream, in both Europe and in both Korea and China, the stress on the North American system has eased slightly and it's enabling the

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
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                    domestic  plants  in the U.S.  to now  supply  ample  supply within the U.S. and North America.

                    If you look at it that way, there have been more plants brought up on line. In Korea there's a new plant, one of our suppliers just brought up. There are a number of new investments in China, where just about every major supplier has a project to bring up additional capacity. So there is also additional demand that is coming out of that area as well. The question is, I think supply will definitely keep up with demand, I don't expect there to be any shortage other than planned down time or any other kind of unexpected take down of a plant. But there seems to be ample supply right now in North America.

T. Nesari           Thank you.

Coordinator         At this time we have no further questions.

T. Chorman          Again, I'd like to thank everybody on the phone,  especially our new back group, who have supported us and put their confidence in us, and to the Foamex team for having completed another quarter of hard work. As I said earlier, we have a lot of work ahead of us. This is one of the most

                                                                   FOAMEX, INC.
                                                         Moderator: Tom Chorman
                                                November 11, 2003/9:00 a.m. CST
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                    committed  management  teams  I've seen and  we're  going to continue to drive this business forward very aggressively and keep returning on the investments that everybody has made in this company.

                    So again, thank you very much for your confidence and help and we'll continue to do our part in delivering the results. Thank you.